UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Nuveen Core Equity Alpha Fund (JCE)

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FOR IMMEDIATE RELEASE
Media Contact:
Kathleen Cardoza
(312) 917-7813
kathleen.cardoza@nuveen.com
Nuveen Core Equity Alpha Fund Announces Updated Shareholder Meeting Agenda
CHICAGO, January 30, 2008—Nuveen Investments, a leading provider of diversified investment services, today announced an updated agenda for the Nuveen Core Equity Alpha Fund (NYSE: JCE) special shareholder meeting on January 31, 2008. The change reflects the removal of the ratification of the independent registered public accounting firm from the agenda. This item will be taken up by shareholders at the fund’s annual shareholder meeting which is scheduled for April 8, 2008.
Shareholders who have not yet submitted a proxy for this special shareholder meeting may do so by phone, online or by mail following the instructions included in the fund’s shareholder materials. Shareholders who have questions regarding the proposals may call Computershare Fund Services, the Fund’s proxy agent, at 1-866-434-7510. Representatives are available Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m., Eastern Standard Time.
Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Santa Barbara, Tradewinds, Rittenhouse, Symphony and Nuveen, including the Nuveen HydePark Group. In total, the Company managed $170 billion in assets as of September 30, 2007. For more information, please visit the Nuveen Investments website at www.nuveen.com.

NWQ	NUVEEN	RITTENHOUSE	SANTA BARBARA	SYMPHONY	TRADEWINDS